Exhibit p.15

MAGNETAR FINANCIAL LLC

MTP ENERGY MANAGEMENT LLC

MTP INFRASTRUCTURE PARTNERS LLC

CODE OF ETHICS

I.	INTRODUCTION

Magnetar Financial LLC, MTP Energy Management LLC and MTP Infrastructure Partners LLC (collectively, “Adviser”) seek to foster, warrant, and maintain a reputation for honesty, integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in Adviser are highly valued and must be protected. Adviser has adopted this Code of Ethics (the “Code”) in accordance with Rules 204A-1 and 204-2 under the Investment Advisers Act of 1940. The Code includes Adviser’s policy with respect to personal investment and trading and its insider trading policy and procedures.

Requirements of this Code

A. Duty to Comply with Applicable Laws.

All Supervised Persons of Adviser are required to comply with the Federal Securities Laws, the fiduciary duty owed by Adviser to its Clients, and this Code.

B. Duty to Report Actual or Potential Violations and Prohibition of Retaliation.

All Supervised Persons have the responsibility to ask questions, seek guidance, report actual or potential violations and express concerns regarding compliance with the Manual, this Code or applicable law. More specifically, each Supervised Person should promptly notify the Chief Compliance Officer in the event he or she knows or has reason to believe that he or she, or any other Supervised Person, has violated any provision of the Manual, this Code or any applicable law. If a Supervised Person knows or has reason to believe that the Chief Compliance Officer has committed any such violation, the Supervised Person should notify the Chief Legal Officer and/or General Counsel, and need not in such case notify the Chief Compliance Officer. All such notifications may be made anonymously, if preferred.

However, nothing in this Code, any Adviser policy, the Manual or the confidentiality provisions of any other documentation that a Supervised Person has signed or is otherwise in place, prohibits any Supervised Person from reporting to an appropriate legal authority any actual or potential illegal activity, including any actual or potential violation of the Federal Securities Laws or of any other federal, state or foreign law, rule or regulation. In making any such report, Supervised Persons may not, however, disclose the content or substance of any communication protected by the Adviser’s attorney-client privilege, unless such disclosure would be permitted by applicable law or rule. To assist the Adviser in carrying out its compliance responsibilities, Supervised Persons who make such reports are encouraged, but not required, also to report the activity to the Chief Compliance Officer, Chief Legal Officer or General Counsel, anonymously if preferred.

Supervised Persons may report actual or potential illegal activity internally and/or to an appropriate legal authority without fear of retaliation. The Adviser will not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against any Supervised Person because he or she makes such a report, or does so without notifying the Chief Compliance Officer, Chief Legal Officer or General Counsel. Moreover, any retaliatory or discriminatory action taken against any Supervised Person who in good faith makes such a report is itself a violation of this Code, and constitutes cause for appropriate disciplinary action, including dismissal.

C. Duty to Maintain Confidentiality

Supervised Persons must maintain the confidentiality of confidential information entrusted to them by the Adviser or other companies, including our suppliers and investors, except when disclosure is authorized by a supervisor or legally permitted in connection with reporting illegal activity to the appropriate regulatory authority. Unauthorized disclosure of any confidential information is prohibited.

Third parties may ask you for information concerning the Adviser. Subject to the exceptions noted in the preceding paragraph, Supervised Persons (other than Adviser’s authorized spokespersons) must not discuss internal Adviser matters with, or disseminate internal Adviser information to, anyone outside the Adviser, except as required in the performance of their duties and, if appropriate, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Adviser from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders.

D. Duty to Provide Copy of the Code of Ethics and Related Certification.

Adviser will provide all Supervised Persons with a copy of this Code and all subsequent amendments. By law, all Supervised Persons must in turn provide written acknowledgement to the Chief Compliance Officer of their initial receipt and review of this Code, their annual review of this Code and their receipt and review of any subsequent amendments to this Code.

II.	DEFINITIONS

A. Access Person. The term “Access Person” means (i) any Supervised Person of Adviser who (1) has access to nonpublic information regarding a Client’s purchase or sale of securities; (2) has access to nonpublic information regarding the portfolio holdings of any Reportable Fund; and/or (3) is involved in making securities recommendations or trading decisions to Clients or who has access to such recommendations that are nonpublic and (ii) all of the directors, officers, members or partners of Adviser. By way of example, Access Persons include portfolio management personnel and service representatives who communicate investment advice to Clients. Administrative, technical, and clerical personnel may also be Access Persons if their functions or duties provide them with access to nonpublic information.

B. Advisers Act. The term “Advisers Act” means the Investment Advisers Act of 1940, as amended.

C. Automatic Investment Plan. An “Automatic Investment Plan” is a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D. Beneficial Ownership. You will be considered to have “Beneficial Ownership” in a Security if: (i) you have a Pecuniary Interest in the Security; (ii) you have voting power with respect to the Security, meaning the power to vote or direct the voting of the Security; or (iii) you have the power to dispose, or direct the disposition of, the Security. If you have any question about whether an interest in a Security or an account constitutes Beneficial Ownership of that Security, you should contact a Compliance Officer.

E. Chief Compliance Officer. The “Chief Compliance Officer” is the Access Person designated by Adviser as such, as identified in Adviser’s Compliance Policies and Procedures Manual.

F. Chief Legal Officer. The term “Chief Legal Officer” means Adviser’s chief legal officer.

G. Client. The term “Client” means any investment entity or account advised or managed or subadvised by Adviser, including any pooled investment vehicle or Proprietary Account advised or subadvised by Adviser.

H. Commission. The term “Commission” means the United States Securities and Exchange Commission.

I. Compliance Officer. The term “Compliance Officer” shall mean an Access Person deemed by Adviser to be sufficiently experienced to perform senior-level compliance functions, and shall include the Chief Compliance Officer.

J. Contributions. The term “Contributions” shall mean any gift, subscription, loan, advance, or deposit of money or anything of value made: (a) for the purpose of influencing any election for federal, state, or local office; (b) for payment of debt incurred in connection with any such election; or (c) for transition or inaugural expenses incurred by the successful candidate for state or local office. A contribution would include, for example, expenses incurred in connection with the organization of a fundraiser.

K. Covered Associate. The term “Covered Associates” shall include (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by the investment adviser or by any of its covered associates.

L. Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

M. Federal Securities Laws. The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, Titles IV, VII, VIIII and IX of the Wall Street Reform and Consumer Protection Act of 2010, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted under the Bank Secrecy Act by the Commission or the Department of the Treasury.

N. General Counsel. The term “General Counsel” means Adviser’s general counsel.

O. Immediate Family. The term “Immediate Family” includes a Supervised Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

P. Index Securities. The term “Index Securities” means exchange-traded funds and derivatives based on broad-based indices.

Q. Initial Public Offering. The term “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

R. Investment Company Act. The term “Investment Company Act” means the Investment Company Act of 1940, as amended.

S. Non-Reportable Securities. The term “Non-Reportable Securities” means: (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds registered under the Investment Company Act, other than Reportable Funds and Index Securities; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and (vi) interests in qualified tuition plans under Section 529 of the Internal Revenue Code of 1986, so long as neither Adviser nor any affiliate of Adviser manages, distributes, markets or underwrites the plan or the investments and strategies underlying the plan.

T. Pecuniary Interest. You will be considered to have a “Pecuniary Interest” in a Security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Security. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle: (i) ordinarily, you will be deemed to have a “Pecuniary Interest” in all Securities owned by members of your Immediate Family who share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a “Pecuniary Interest” in all Securities held by the partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a “Pecuniary Interest” in all Securities held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity Securities through the exercise or conversion of a derivative Security, you will be deemed to have a Pecuniary Interest in the Securities, whether or not your right is presently exercisable; (v) if you are the sole member or a manager of a limited liability company, you will be deemed to have a Pecuniary Interest in the Securities held by the limited liability company; and (vi) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all Securities held by that trust. If you have any question about whether an interest in a Security or an account constitutes a Pecuniary Interest, you should contact the Chief Compliance Officer, the Chief Legal Officer, or the General Counsel.

U. Private Investment. The term “Private Investment” means: an investment in limited investment opportunities, such as equity in a business or company, a loan to a business or company, a private placement, or an investment in a hedge fund or limited partnership. For purposes of the Code, private investments also include an investment in an Initial Public Offering, or an investment in any publicly traded security that is held outside a broker account, such as stock certificates held in your home or in a safe deposit box.

V. Proprietary Account. The term “Proprietary Account” means: a Client owned and controlled, directly or indirectly, primarily by Adviser or partners/principals of Adviser or its affiliates.

W. Reportable Fund. The term “Reportable Fund” means (i) any RIC for which Adviser serves as investment adviser; or (ii) any RIC whose investment adviser or principal underwriter controls Adviser, is controlled by Adviser, or is under common control with Adviser. As used in this definition, the term control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act.

X. Reportable Security. The term “Reportable Security” includes all Securities (including Index Securities) other than Non-Reportable Securities.

Y. Restricted List. The “Restricted List” is a list maintained by the Chief Compliance Officer and will include the name of any company, whether or not a client of Adviser, as to which one or more individuals at Adviser has a fiduciary relationship or may have material information which has not been publicly disclosed. No Supervised Person may trade in Securities on the Restricted List, whether for his own account or for the account of a Client.

Z. RIC. The term “RIC” means an investment company registered under the Investment Company Act.

AA. Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended.

BB. Security. The term “Security” has the same meaning as it has in section 202(a)(18) of the Advisers Act. For purposes of this Code, the following are Securities:

Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are not Securities:

Commodities, futures and options traded on a commodities exchange, including currency futures, except for (i) options on any group or index of Securities and (ii) futures on any group or narrow-based index of Securities are Securities.

You should note that “Security” includes a right to acquire a Security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).

CC. Supervised Person. The term “Supervised Person” means (i) any partner, member, officer or director of Adviser, or other person occupying a similar status or performing similar function; (ii) any employee of Adviser; (iii) any U.S. consultant who has been contracted by Adviser for more than ninety (90) days; and (iv) any other person who provides advice on behalf of Adviser and is subject to Adviser’s supervision and control.

In addition to the category of consultant indicated in the previous paragraph, the Chief Compliance Officer also may designate any or all of the provisions set forth in the Code (including, without limitation, Sections III., IV and V.) as applicable to other consultants or third parties engaged to provide services to Adviser, if deemed appropriate by the Chief Compliance Officer in view of the nature of the relationship between Adviser and the particular third party. With respect to such designated provisions of the Code, the consultant or other third party shall be deemed to be a “Supervised Person.”

III.	PERSONAL INVESTMENT AND TRADING POLICY

A.	General Statement

Adviser and its Supervised Persons must not act or behave in any manner or engage in any activity that (1) creates even the suspicion or appearance of the misuse of material, nonpublic information by Adviser or any Supervised Person or (2) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any Client or investor.

In addition, the Federal Securities Laws require that investment advisers maintain a record of every transaction in any Security, with certain exceptions, as described below, in which any Access Person acquires or disposes of Beneficial Ownership where the Security is or was held in an account over which the Access Person has direct or indirect influence or control. Given the current size of its operations, Adviser has chosen to require reporting of transactions, as well as pre-approval of certain transactions, for all Supervised Persons, rather than only for Supervised Persons who are Access Persons.

Adviser has developed the following policies and procedures relating to personal trading in Securities and the reporting of such personal trading in Securities in order to ensure that each Supervised Person satisfies the requirements of this Code.

Supervised Persons’ investments in Proprietary Accounts are subject to preclearance under the procedures contained in Section III.B.2 and III.B.5 to the same extent as other Reportable Securities. However, the other policies and procedures that follow in this Section III do not apply to Supervised Persons’ investments in Proprietary Accounts.

B.	Restrictions on Supervised Persons Trading in Securities

1. General Statement.

No Supervised Person may engage in a transaction in a Security, which includes an interest in a collective investment vehicle, that is also the subject of a transaction by a Client if the Supervised Person’s transaction would disadvantage or appear to disadvantage the Client or if the Supervised Person would profit from or appear to profit from the transaction, whether or not at the expense of the Client. The following specific restrictions apply to all trading activity by Supervised Persons:

(a) Subject to the limited exception set out below, no Supervised Person may establish a position in a Reportable Security other than an Index Security. Any transaction in an Index Security will be permitted only in compliance with the reporting requirements of this Code. To the extent that a Supervised Person held a position in a Reportable Security other than an Index Security before becoming a Supervised Person (Prior Holdings), he or she will be permitted to sell the Security or, in the case of a short position or a position in a derivative, close out the position in whole or in part, only in compliance with the reporting and preclearance requirements of this Code. In addition, a Supervised Person may also be permitted to sell any security acquired through a non-volitional act (transfer, inheritance, conversion or listing of a private placement interest, as After-Acquired Holding). Sales of Prior Holdings or After-Acquired Holdings or a closeout transaction will be referred to in this Code as a “Supervised Person Sale.” In certain limited circumstances, where Adviser determines that the purchase of a Reportable Security by a Supervised Person may benefit one or more Clients and will not disadvantage any other Clients, after review by the Chief Compliance Officer, the Chief Legal Officer and the General Counsel, and upon approval by Adviser’s management committee, Supervised Persons may be allowed to engage in purchases of a Reportable Security. Such purchases will be permitted only in compliance with the reporting and preclearance requirements of the Code in addition to applicable laws and fiduciary duties.

(b) Any transaction in a Security in anticipation of an order from or on behalf of a Client, also known as “front running,” is prohibited.

(c) Any transaction in a Security included on the Restricted List of issuers maintained by Adviser is prohibited. The Restricted List is maintained by the Chief Compliance Officer and his or her designees. The Chief Compliance Officer or such other Compliance Officer as he or she may designate shall be responsible for: (i) determining whether any security identified by a Supervised Person should be included on the Restricted List; (ii) determining when securities should be removed from the Restricted List; and (iii) ensuring that securities are added to and removed from the Restricted List, as appropriate. The Restricted List shall be reviewed by the Chief Compliance Officer or his or her designee at least quarterly.

(d) Any transaction in a Security which the Supervised Person knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale, by or on behalf of a Client is prohibited until the Client’s transaction has been completed or consideration of the transaction is abandoned. A Security is “being considered for purchase or sale” the earlier of when a recommendation to purchase or sell has been made and communicated and, with respect to the person making the recommendation, when the person seriously considers making such a recommendation.

(e) As noted above, the only transactions in Reportable Securities other than Index Securities permitted under this Code are Supervised Person Sales. Any Supervised Person Sale requires preclearance from Compliance. Compliance will review the Supervised Person’s preclearance request to determine if the relevant Security has been traded in the past three business days or is being considered for purchase or sale, by any Client. In such case, the request may be approved at the discretion of the Chief Compliance Officer, Chief Legal Officer or General Counsel:

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if the relevant Client pursues a quantitative strategy, and if: (i) the size of the Supervised Person Sale is no greater than 0.5% of the 30- day average daily trading volume in that Security and (ii) the relevant Client has not, on any day within the prior five business days, traded the relevant Security in a volume exceeding 1.5% of the 30-day average daily trading volume in that Security; and

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if the relevant Client pursues a strategy other than a quantitative strategy, subject to restrictions that Compliance may impose with respect to, among other things, the timing and size of the Supervised Person Sale.

(f) Any transaction in a Security on the same day in which any Client has a pending or actual transaction is prohibited, unless approved by a Compliance Officer.

(g) Personal account trading must be done on the Supervised Person’s own time without placing undue burden on Adviser’s time.

(h) No trades should be undertaken which are beyond the financial resources of the Supervised Person.

(i) Except in extraordinary circumstances, no transaction will be permitted if the Securities purchased are expected to have less than a thirty-day holding period or if they are seen as presently or potentially part of a Client strategy.

(j) There is a presumption that a Supervised Person can exert some measure of influence or control over accounts held by members of such person’s Immediate Family sharing the same household. Therefore, transactions by immediate family sharing the same household are subject to the policies herein. A Supervised Person may rebut this presumption by presenting convincing evidence, in writing, to the Chief Compliance Officer and request an exemption to the policies herein. All exemptions must be approved in writing by the Chief Compliance Officer, or his or her designee.

2. All Supervised Person Sales, other than Exempt Transactions described below in Section 4, must be precleared by the Chief Compliance Officer, the Chief Legal Officer, the General Counsel, or their designee or under Section 5(b) below.

3. Use of Broker-Dealers and Brokerage Accounts.

(a) You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of publicly traded Reportable Securities of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker- dealer, bank or registered investment adviser.

(b) You must provide written notice to a Compliance Officer of your opening of an account with a bank, adviser or broker through which you have the ability to purchase or sell Securities promptly after opening the account, and in any event before the first order for the purchase or sale of a Security is placed in the account. A Compliance Officer will execute a 407 letter on behalf of Adviser requesting duplicate statements and transmit it to the broker.

4. The following are Exempt Transactions that do not require preclearance by a Compliance Officer:

(a) Any transaction in Securities in an account over which a Supervised Person does not have any direct or indirect influence or control (such as a fully discretionary managed account through a registered investment adviser).

(b) Purchases of Securities under Automatic Investment Plans (such as an employer sponsored 401K).

(c) Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities for which a Supervised Person has Beneficial Ownership.

(d) Acquisitions or dispositions of Securities as the result of a non-voluntary corporate action (e.g., stock dividend, stock split, reverse stock split, merger, consolidation, spin- off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities for which a Supervised Person has Beneficial Ownership).

(e) Such other classes of transactions as may be exempted from time to time by the Chief Compliance Officer based upon a determination that the transactions are unlikely to violate Rule 204A-1 under the Advisers Act.

(f) Such other specific transactions as may be exempted from time to time by the Chief Compliance Officer.

5. Preclearance and Verification Procedures.

The following procedures shall govern all Supervised Person Sales which are subject to preclearance by the Chief Compliance Officer, the Chief Legal Officer, the General Counsel or their designees.

(a) Supervised Person Sales Subject to Preclearance.

A Supervised Person Sale may be disapproved if it is determined by the Chief Compliance Officer that the Supervised Person is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any Client Transaction (as defined below), any of the above-described trading restrictions, or this Code. “Client Transactions” include transactions for any Client or any other account managed or advised by any Supervised Person for a fee.

The determination that a Supervised Person may unfairly benefit from, or that a Supervised Person Sale may conflict with or appears to be in conflict with, a Client Transaction will be subjective and individualized, and may include questions about the timely and adequate dissemination of information, availability of bids and offers, average daily trading volume and other factors deemed pertinent for that transaction or series of transactions. It is possible that a disapproval of a Supervised Person Sale could be costly to a Supervised Person or members of a Supervised Person’s family; therefore, each Supervised Person should take great care to adhere to Adviser’s trading restrictions and avoid conflicts of interest or the appearance of conflicts of interest.

Any disapproval of a Supervised Person Sale shall be in writing. A Supervised Person may appeal any such disapproval by written notice to the Chief Legal Officer or General Counsel within two business days after receipt of notice of disapproval. The appeal must be resolved promptly by the recipient (i.e. the Chief Legal Officer or General Counsel).

(b) Procedures for Preclearance of Supervised Person Sales.

(i) Supervised Person Sales through Brokers, Investment Advisers or Banks. Supervised Person Sales through brokers, advisers or banks are not permitted except through an account for which the Supervised Person has provided written notice to Adviser (except that for After-Acquired Holdings for which an account was established by a third-party, not the Supervised Person, the notice of the account may be provided simultaneously with the Supervised Person Sale request), and completed and signed a notice to the broker or bank to be sent by Adviser, in accordance with Section III.B.3(b).

To seek approval of a Supervised Person Sale, the Supervised Person must submit a request to the Chief Compliance Officer, the Chief Legal Officer, the General Counsel or their designees prior to executing each transaction through the broker or bank. Compliance will perform a conflicts check to determine if there has been recent trading in the Security, typically 3 business days and in accordance with Section III.B.1(e). Upon completion of the Compliance review, Compliance will generally approve the Supervised Person Sale if no strategy has transacted in the Security and if the Security is not being considered for purchase or sale by any Client. Otherwise, Compliance may, if appropriate given any potential conflicts and any restrictions imposed pursuant to Section III.B.1(e), approve the Supervised Person to liquidate, in whole or part, their position in the relevant Security. The Chief Compliance Officer, the Chief Legal Officer, the General Counsel or their designee will notify a Supervised Person within two business days of any conflict and will advise whether the Supervised Person Sale has been cleared.

(ii) Other Transactions. All other Supervised Person Sales must be cleared in writing by the Chief Compliance Officer, the Chief Legal Officer, the General Counsel, or their designee prior to the Supervised Person’s entering into the transaction. If a Supervised Person wishes to engage in such a transaction, he or she must submit a request to the Chief Compliance Officer, the Chief Legal Officer, the General Counsel, or their designee. After performing the compliance checks described in Section III.B.5(b)(i) above, the Chief Compliance Officer, the Chief Legal Officer, the General Counsel, or their designee will notify the Supervised Person within five business days of any conflict and will advise whether the Supervised Person Sale has been cleared.

IV.	PERSONAL TRADING REPORTING

A.	Reports About Securities Holdings and Transactions

Supervised Persons must submit to the Chief Compliance Officer or his or her designee periodic written reports about their Securities holdings, transactions, and accounts, and other Securities accounts and their holdings and transactions if the Supervised Person has Beneficial Ownership of the accounts or has direct or indirect influence or control over such accounts. The obligation to submit these reports and the content of these reports are governed by the Federal Securities Laws. The reports are intended to identify conflicts of interest that could arise when a Supervised Person invests in a Security or holds accounts that permit these investments, and to promote compliance with this Code. Adviser is sensitive to privacy concerns and will try not to disclose your reports to anyone unnecessarily. Refer to Appendix III for the Quarterly Transaction and Quarterly Holdings Report forms.

Failure to file a timely, accurate, and complete report is a serious breach of Commission rules and this Code. If a Supervised Person is late in filing a report, or files a report that is misleading or incomplete, the Supervised Person may face sanctions including identification by name to the Chief Compliance Officer, withholding of salary or bonuses, or termination of employment.

1. Initial Disclosure Reports: Within ten days after you become a Supervised Person, you must submit to the Chief Compliance Officer a securities accounts report (a form of which is attached as Appendix II thereto) and private investments report (a form of which is attached as Appendix VI hereto) based on information that is current as of a date not more than 45 days prior to the date you become a Supervised Person.

(a) The Initial Report of Securities Accounts contains the following:

(i) The name/title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which you had Beneficial Ownership. Supervised Persons may provide this information by referring to attached copies of broker transaction confirmations or account statements from the applicable recordkeepers that contain the information.

(ii) The name and address of any broker, dealer, or bank or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account holding any Securities for which you have Beneficial Ownership, and the account numbers and names of the persons for whom the accounts are held.

(iii) An executed statement (and a letter or other evidence) pursuant to which you have instructed each broker, dealer, bank, or other institution to provide duplicate account statements, unless Adviser indicates that the information is otherwise available to it. The form of this statement is attached as Appendix IV (for personal accounts) and Appendix V (for related accounts) hereto.

(iv) The date that the report was submitted.

(b) The Initial Report of Private Investments contains the following:

(i) A description of all Private Investments for which you have a Beneficial Ownership, the principal amount of those Private Investments, the approximate dates of acquisition, the nature of the business and participation type (such as limited partner, lender, owner, etc.) and whether the Private Investments involve or are associated with companies that have publicly traded debt or equity.

(ii) The date the report was submitted.

2. Quarterly Transaction Report: Unless, as noted below, the Chief Compliance Officer already receives trade confirmations or account statements for all of your transactions in Reportable Securities, within 30 days after the end of each calendar quarter, you, as a Supervised Person, must submit to the Chief Compliance Officer, or his or her designee, a transaction report, a form of which is attached as Appendix III hereto, that contains:

(a) With respect to any transaction during the quarter in any Reportable Security in which you had, or as a result of the transaction acquired, Beneficial Ownership of the Reportable Security:

(i) The date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of, or the principal amount of debt represented by, and principal amount of each Reportable Security involved;

(ii) The nature of the transaction, i.e., purchase, sale or other type of acquisition or disposition;

(iii) The price at which the transaction in the Reportable Security was effected;

(iv) The name of the broker, dealer, bank, or other institution with or through which the transaction was effected.

(b) The name and address of any broker, dealer, bank, or other institution, such as a general partner of a limited partnership, or transfer agent of a company, that maintained any account in which any Securities were held during the quarter of which you have Beneficial Ownership, the account numbers and names of the persons for whom the accounts were held, and the date when each account was established.

(c) An executed statement, and a letter or other evidence, pursuant to which you have instructed each broker, dealer, bank, or other institution that has established a new account over which you have direct or indirect influence or control during the past quarter to provide duplicate account statements and confirmations of all Securities transactions to Adviser, unless Adviser indicates that the information is otherwise available to it. The form of this statement is attached as Appendix IV and Appendix V hereto.

(d) The date that the report was submitted.

***You need not submit a quarterly transaction report to the Chief Compliance Officer if it would duplicate information contained in trade confirmations or account statements already received by the Chief Compliance Officer, provided that those trade confirmations or statements are received not later than 30 days after the close of the calendar quarter in which the transaction takes place. ***

3. Annual Employee Certification: You must, submit to the Chief Compliance Officer an Annual Employee Certification, that is current as of the date of submission (the “Annual Report Date”) and that contains:

(a) The name and address of any broker, dealer, investment adviser or bank or other institution, such as a general partner of a limited partnership, or transfer agent of a company, that maintained any account holding any Securities for which you have Beneficial Ownership on the Annual Report Date, the account numbers and names of the persons for whom the accounts are held, and the date when each account was established.

(b) A description of any Private Investments for which you have a Beneficial Ownership on the Annual Report Date, the principal amount of the investment, the approximate date of the acquisition, the nature of the business and participation type (such as limited partner, lender, owner, etc.) and whether the Private Investments involves or is associated with a company that has publicly trade debt or equity.

(c) The date that the report was submitted.

Exception to requirement to list transactions or holdings subject to IV.A.2 above: You are not required to submit (i) holdings or transactions reports for any account over which you had no direct or indirect influence or control (such as a fully discretionary managed account through a registered investment adviser) or (ii) transaction reports with respect to transactions effected pursuant to an Automatic Investment Plan, unless requested by Adviser. You must still identify the existence of the account in your list of accounts. Transactions that override pre-set schedules or allocations of an automatic investment plan or trades that are directed by you in a fully discretionary managed account, however, must be included in a quarterly transaction report.

4. Please contact the Chief Compliance Officer if you have questions about the above-described disclosure and transaction reporting requirements.

B.	Review of Reports and Other Documents

The Chief Compliance Officer or his designee will review each report submitted by Supervised Persons, and each account statement or confirmation from institutions that maintain their accounts, as promptly as practicable. In any event all Initial Disclosure Reports will be reviewed within 20 business days of receipt, and the review of all timely-submitted Quarterly Transaction Reports will be completed by the end of the quarter in which received. As part of his or her review, the Chief Compliance Officer or his or her designee will confirm that all necessary pre-approvals have been obtained. To ensure adequate scrutiny, documents concerning a member of the Compliance Department will be reviewed by a different member of the Compliance Department, or if there is only one member of the Compliance Department, by the Chief Legal Officer or the General Counsel.

A report documenting the above review and any material exceptions noted will be prepared by the Chief Compliance Officer and circulated to Adviser’s management committee in the Annual Compliance Report.

Review of submitted holding and transaction reports will include not only an assessment of whether the Supervised Person followed all required procedures of this Code, such as preclearance, but may also: compare the personal trading to any restricted lists; assess whether the Supervised Person is trading for his or her own account in the same securities he or she is trading for Clients, and, if so, whether the Clients are receiving terms as favorable as the Supervised Person receives; periodically analyze the Supervised Person’s trading for patterns that may indicate abuse, including market timing; investigate any substantial disparities between the quality of performance the Supervised Person achieves for his or her own account and that he or she achieves for Clients; and investigate any substantial disparities between the percentage of trades that are profitable when the Supervised Person trades for his or her own account and the percentage that are profitable when he or she places trades for Clients.

V.	INSIDER TRADING POLICIES AND PROCEDURES

A.	Background

All personal securities trades are subject to these Insider Trading Policies and Procedures. However, compliance with the trading restrictions imposed by these procedures by no means assures full compliance with the prohibition on trading while in the possession of material, nonpublic information belonging to Adviser, its Clients or others to whom it owes duties of confidentiality, as defined in these procedures.

Insider trading — trading Securities while in possession of material, nonpublic information in violation of a duty not to do so or improperly communicating such information to others — may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years’ imprisonment. The Commission may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit gain or avoided loss, and/or issue an order permanently barring any person engaging in insider trading from the securities industry. In addition, investors may sue seeking to recover damages for insider trading violations.

These Insider Trading Policies and Procedures are drafted broadly and are to be used in conjunction with one another and will be applied and interpreted in a similar manner. Regardless of whether a federal inquiry occurs, Adviser views seriously any violation of these Insider Trading Policies and Procedures. Any violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; a Supervised Person legitimately may be uncertain about the application of these Insider Trading Policies and Procedures in a particular circumstance. A question could forestall disciplinary action or complex legal problems. Supervised Persons should direct any questions relating to these Insider Trading Policies and Procedures to a Compliance Officer. A Supervised Person must also notify a Compliance Officer immediately if he or she knows or has reason to believe that a violation of these Insider Trading Policies and Procedures has occurred or is about to occur.

B.	Statement of Firm Policy

1. At all times, the interests of Adviser’s Clients must prevail over the individual’s interest.

2. In circumstances in which Adviser has taken on an obligation of confidentiality in connection with the receipt of material, nonpublic information, absent appropriate information barriers being in place, Supervised Persons are generally prohibited from buying or selling relevant Securities in the public markets. Similarly, buying and selling securities in a private transaction on the basis of material, nonpublic information is prohibited, except in the limited circumstance in which the information is obtained in connection with a private transaction with an issuer of securities, in which case the private transaction itself is permitted. A prohibited transaction would include purchasing or selling (i) for a Supervised Person’s own account or one in which the Supervised Person has direct or indirect influence or control, or (ii) for a Client’s account. If any Supervised Person is uncertain as to whether information is “material” or “nonpublic,” he or she should consult the Chief Compliance Officer.

3. Disclosing material, nonpublic information to inappropriate personnel, whether or not for consideration, i.e., “tipping,” is prohibited. Material, nonpublic information must be disseminated on a “need to know basis” only to appropriate personnel. This would include any confidential discussions between the issuer and personnel of Adviser. The Chief Compliance Officer should be consulted should a question arise as to who is privy to material, nonpublic information.

4. Where we have an obligation not to use material, non-public information, Supervised Persons are prohibited from assisting anyone transacting business on the basis of such information through a third party.

5. In view of the Gabelli & Co./GAMCO Investments, Inc. SEC proceeding, it is clear that when a portfolio manager is in a position, due to his official duties at an issuer, to have access to inside information on a relatively continuous basis, self-reporting procedures are not adequate to detect and prevent insider trading. Accordingly, absent appropriate information barriers, neither Adviser nor an Adviser employee should trade in any securities issued by any company of which any Adviser employee is an insider. All Supervised Persons must report to the Chief Compliance Officer any affiliation or business relationship they may have with any issuer (a form of which is attached as Appendix VII thereto).

6. Supervised Persons should understand that if Adviser becomes restricted, there will be restrictions on trading by all Supervised Persons, regardless of whether a particular Supervised Person himself or herself has the information. Adviser will not bear any losses suffered in personal accounts of Supervised Persons as a result of implementation of these Insider Trading Policies and Procedures, whether because of the Supervised Person’s inability to makes trades or otherwise.

7. The following principles are important to these Insider Trading Policies and Procedures:

(a) What is “Material” Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, information is material if its disclosure will have a substantial effect on the price of a company’s Securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries. However, if the information you have received is or could be important in your trading decision, you must assume that the information is material. Supervised Persons should direct any questions regarding the materiality of information to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a Security. Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

(b) What is “Nonpublic” Information?

Generally, information is “nonpublic” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of this dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely. If you believe that you have information concerning an issuer which gives you an advantage over other investors, the information is, in all likelihood, non-public.

8. Identifying Material, Nonpublic Information.

Before executing any trade for oneself or others, including Clients, a Supervised Person must determine whether he or she has access to material, nonpublic information. If a Supervised Person believes he or she may be in possession of material, nonpublic information, he or she should:

(a) Immediately alert the Chief Compliance Officer, so they can determine whether the applicable Security should be placed on the Restricted List.

(b) Not purchase or sell the Securities on his or her behalf or for others, including Clients (except in the limited circumstance in which the information is obtained in connection with a private transaction with an issuer of securities, in which case the private transaction itself is permitted) until (a) is complete.

(c) Not communicate the information inside or outside of Adviser, other than to the Chief Compliance Officer (or, in the limited circumstance of a private transaction with an issuer of securities, to Supervised Persons within Adviser involved in the transaction with a need to know the information).

The Chief Compliance Officer will review the issue, determine whether the information is material and nonpublic, and, if so, what action Adviser should take.

9. Contacts With Public Companies; Tender Offers.

Contacts with public companies may represent part of Adviser’s research efforts and Adviser may make investment decisions on the basis of its conclusions formed through these contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Supervised Person, in the course of these contacts, becomes aware of material, non-public information. For example, a company’s Chief Financial Officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors. In these situations, Adviser must make a judgment about its further conduct. To protect oneself, Clients, and Adviser, a Supervised Person should immediately contact the Chief Compliance Officer if he or she believes he or she may have received material, nonpublic information.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary movement in the price of the target company’s securities. Trading during this time is more likely to attract regulatory attention, and produces a disproportionate percentage of insider trading cases. Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either. Supervised Persons must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

C.	Insider Trading Procedures Applicable to all Supervised Persons

The following procedures have been established to aid Supervised Persons in avoiding insider trading, and to aid Adviser in preventing, detecting and imposing sanctions against insider trading. Every Supervised Person must follow these procedures or risk serious sanctions, including dismal, substantial personal liability and criminal penalties. If a Supervised Person has any questions about these procedures, he or she should consult the Chief Compliance Officer.

1. Responsibilities of Supervised Persons.

(a) All Supervised Persons must make a diligent effort to ensure that a violation of these Insider Trading Policies and Procedures does not either intentionally or inadvertently occur. In this regard, all Supervised Persons are responsible for:

(i) Reading, understanding and consenting to comply with these Insider Trading Policies and Procedures. Supervised Persons will be required to sign an acknowledgment that they have read and understood the Compliance Manual and therefore their responsibilities under the Code;

(ii) Ensuring that no trading occurs for their account, for any account over which they have direct or indirect influence or control or for any Client’s account in Securities in which Adviser is restricted;

(iii) Not disclosing material, nonpublic information obtained from any source whatsoever to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution;

(iv) Consulting the Chief Compliance Officer when questions arise regarding insider trading or when potential violations of these Insider Trading Policies and Procedures are suspected;

(v) Ensuring that Adviser receives copies of confirmations and statements from brokerage firms for accounts of Supervised Persons and members of the Immediate Family of such Supervised Persons sharing the same household;

(vi) Advising the Chief Compliance Officer of all outside business activities, directorships, or ownership of over 5% of the shares of a public company. No Supervised Person may engage in any outside business activities as employee, proprietor, partner, consultant, trustee officer or director without prior written consent of the Chief Compliance Officer, or a designee of the Chief Compliance Officer (a form of which is attached as Appendix VII thereto);

(vii) Being aware of, and monitoring, any Clients who are shareholders, directors, and/or senior officers of public companies. Any unusual activity including a purchase or sale of restricted stock must be brought to the attention of the Chief Compliance Officer; and

(viii) Requesting pre-approval for Private Investment Transactions.

2. Security.

In order to prevent accidental dissemination of material, nonpublic information, personnel must adhere to the following guidelines:

(a) Inform management when unauthorized personnel enter the premises.

(b) Lock doors at all times in areas that have confidential and secure files.

(c) Refrain from discussing sensitive information in public areas.

(d) Maintain control of sensitive documents, including handouts and copies, intended for internal dissemination only.

(e) Ensure that faxes and e-mail messages containing sensitive information are properly sent, and confirm that the recipient has received the intended message.

(f) Do not allow passwords to be given to unauthorized personnel.

D.	Supervisory Procedures

Adviser has assigned the Chief Compliance Officer the primary responsibility for the implementation and maintenance of Adviser’s Insider Trading Policies and Procedures. Supervisory procedures can be divided into two classifications — prevention of insider trading and detection of insider trading.

1. Prevention of Insider Trading

To prevent insider trading, the Chief Compliance Officer should:

(a) Answer questions regarding Adviser’s policies and procedures;

(b) Resolve issues of whether information received by an officer, director or employee of Adviser constitutes material, nonpublic information and determine what action, if any, should be taken;

(c) Review these Insider Trading Policies and Procedures on a regular basis and update them as necessary;

(d) When it has been determined that a Supervised Person has material, nonpublic information:

(i) Implement measures to prevent dissemination of such information other than to appropriate Supervised Persons on a “need to know” basis, and

(ii) Where Adviser has taken on an obligation of confidentiality in connection with the receipt of material, nonpublic information or is otherwise obligated not to use it, not permit any Adviser employee to execute any transaction in any relevant securities of the issuer in question;

(e) Compile and maintain the Restricted List of securities in which no Supervised Person may trade because Adviser as an entity is deemed to have material, nonpublic information concerning the issuers of such securities and determine when to remove securities from the Restricted List.; and

(f) Disseminate periodic reminders to update the status of the constituents of Magnetar’s Restricted List.

2. Detection of Insider Trading

To detect insider trading, the Chief Compliance Officer should:

(a) Review transaction and holding reports filed by Supervised Persons; and

(b) Promptly investigate all reports of any possible violations of these Insider Trading Policies and Procedures.

3. Special Reports to Management

Promptly upon learning of a potential violation of Adviser’s Insider Trading Policies and Procedures, the Chief Compliance Officer shall prepare a written report to the Chief Legal Officer and General Counsel providing full details, which may include (1) the name of particular securities involved, if any, (2) the date(s) Adviser learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

4. General Reports to Management

The Chief Compliance Officer will periodically prepare a written report to the management of Adviser setting forth some or all of the following:

(a) A summary of existing procedures to detect and prevent insider trading;

(b) A summary of changes in procedures made in the last year;

(c) Full details of any investigation, whether internal or by a regulatory agency, since the last report regarding any suspected insider trading, the results of the investigation and a description of any changes in procedures promptly by any such investigation; and

(d) An evaluation of the current procedures and a description of anticipated changes in procedures.

VI.	POLICY ON BUSINESS GIFTS AND ENTERTAINMENT

A. Supervised Persons may not accept business gifts from any person in a single year with a value in excess of $200, unless approved by the Chief Compliance Officer or his or her designee. Business gifts in excess of $100 may not be accepted from an individual that is employed by a broker-dealer.

B. Regardless of dollar value, Supervised Persons may not accept any gift or entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations, from any person or entity that does business, or desires to do business, with Adviser directly or on behalf of a Client.

C. Regardless of dollar value, Supervised Persons may not give a gift or provide entertainment that is inappropriate under the circumstances, or inconsistent with applicable law or regulations. Supervised Persons should not give or receive gifts or entertainment that would be embarrassing to you or Adviser if made public.

D. Magnetar employees must report 1) the receipt or giving of all gifts (other than personal gifts and gifts of de minimis or nominal value, as defined above), and 2) the receipt of business entertainment in excess of $250 to the Compliance Department. All business entertainment with a value in excess of $500 must be pre-approved by the Magnetar employee’s supervisor prior to accepting the business entertainment.

E. Supervised Persons should read the Compliance Bulletin: 13-001 – Magnetar Gift and Entertainment Policy for more information.

VII.	OUTSIDE BUSINESS ACTIVITIES

Supervised Persons are required to disclose any outside business activities to Adviser within 10 business days of their start date. Any business organization that supervised persons engage with, which may include, but is not limited to, outside employment, acting as a consultant, contractor or general partner, serving as a trustee, officer or director (whether or not for compensation) requires disclosure to the compliance department. Compensation may include anything of present or future value, including, for example, a salary, director’s fees or stock options.

VIII.	RUMOR MONGERING

Supervised Persons are prohibited from intentionally spreading false or misleading rumors regarding any issuer (including, without limitation, rumors that would impact the price of an issuer’s securities or otherwise be deemed to be manipulative) and from circulating, in any manner, false or misleading rumors of a sensational character that might reasonably be expected to affect market conditions.

IX.	POLITICAL CONTRIBUTIONS

The SEC adopted Rule 206(4)-5 under the Investment Advisers Act to address “pay to play” practices by investment advisers. The Rule restricts investment advisers from contributing to political campaigns to win business from public pension funds, retirement systems or other government plans. While certain individuals have been designated as Covered Associates within the meaning of the rule, Adviser requires all Supervised Persons to obtain written pre-approval from the Chief Compliance Officer or his designee prior to making any contribution, directly or indirectly, to any incumbent, candidate or successful candidate for the office of a government entity or a political action committee (“PAC”).

A “Contribution” means any gift, subscription, loan, advance or deposit of money or anything of value made to any incumbent, candidate or successful candidate. Indirect contributions include, but are not limited to, directing or funding contributions through third parties such as family members, lawyers or affiliated companies. Adviser or its Supervised Persons cannot provide (or agree to provide) direct or indirect payments to a third party solicitor of government clients, unless such solicitor is a regulated person subject to the similarly restrictive pay-to-play restrictions.

Additionally, certain state or jurisdiction laws may impose limits, prohibitions or reporting requirements that apply to certain Covered Associates’ family members. The Covered Associates impacted by spousal or family contribution considerations may include Adviser’s executives, owners or partners, depending on which state or jurisdiction the contribution is being contemplated.

X.	COMPLIANCE

A.	Certificate of Receipt

Supervised Persons are required to acknowledge receipt of the Compliance Manual and, therefore, your copy of this Code and that you have read and understood the Compliance Manual. A form for this purpose is attached to this Code as Appendix I.

B.	Annual Certificate of Compliance

Supervised Persons are required to certify upon becoming a Supervised Person or the effective date of this Code, whichever occurs later, and annually thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each annual certificate will also state that you have complied with all of the requirements of this Code during the prior year.

C.	Remedial Actions

If you violate this Code, including filing a late, inaccurate or incomplete holdings or transaction report, you will be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (1) a warning; (2) disgorgement of profits; (3) imposition of a fine, which may be substantial; (4) demotion, which may be substantial; (5) suspension of employment, with or without pay; (6) termination of employment; or (7) referral to civil or governmental authorities for possible civil or criminal prosecution. If you are normally eligible for a discretionary bonus, any violation of the Code may also reduce or eliminate the discretionary portion of your bonus.

XI.	RETENTION OF RECORDS

The Chief Compliance Officer will maintain, for a period of five years after the end of the fiscal year in which the report is made or the information is provided unless specified in further detail below, the records listed below. The records will be maintained at Adviser’s principal place of business for at least two years and in an easily accessible, but secured, place for the entire five years.

A. A record of the names of persons who are currently, or within the past five years were, Access Persons of Adviser.

B. The Annual Certificate of Compliance signed by all persons subject to this Code acknowledging receipt of copies of the Code and acknowledging they are subject to it and will comply with its terms. All Annual Certificates of each Supervised Person must be kept for five years after the individual ceases to be a Supervised Person.

C. A copy of each Code that has been in effect at any time during the five-year period.

D. A copy of each report made by a Supervised Person pursuant to this Code, including any broker trade confirmations or account statements that were submitted in lieu of the persons’ quarterly transaction reports.

E. A record of all known violations of the Code and of any actions taken as a result thereof, regardless of when the violations were committed.

F. A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Supervised Persons, for at least five years after the end of the fiscal year in which the approval is granted.

G. A record of all reports made by the Chief Compliance Officer related to this Code.

XII.	NOTICES.

For purposes of this Code, all notices, reports, requests for clearance, questions, contacts, or other communications to the Chief Compliance Officer, the Chief Legal Officer, the General Counsel, or their designee will be considered delivered if given by hand delivery or by email to the Chief Compliance Officer, the Chief Legal Officer, the General Counsel, or their designee, respectively.

XIII.	REVIEW.

This Code will be reviewed by the Chief Compliance Officer on an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to Adviser or Supervised Persons. Supervised Persons are encouraged to contact the Chief Compliance Officer with any comments, questions or suggestions regarding implementation or improvement of the Code.

Appendix I

MAGNETAR CAPITAL LLC

ACKNOWLEDGMENT AND CERTIFICATION

INVESTMENT ADVISER

COMPLIANCE POLICIES AND PROCEDURES MANUAL

I hereby certify to Magnetar Financial LLC, MTP Energy Management LLC, MTP Infrastructure Partners LLC and Magnetar Asset Management LLC (collectively, “Adviser”) that:

(1) I have received and reviewed Adviser’s Compliance Policies and Procedures Manual, including the Code of Ethics (the “Compliance Manual”);

(2) To the extent I had questions regarding any policy or procedure contained in the Compliance Manual, I received satisfactory answers to those questions from appropriate Adviser personnel;

(3) I fully understand the policies and procedures contained in the Compliance Manual;

(4) I understand and acknowledge that I am subject to the Compliance Manual;

(5) I will comply with the policies and procedures contained in the Compliance Manual at all times during my association with Adviser, and agree that the Compliance Manual may, under certain circumstances, continue to apply to me subsequent to the termination of my association with Adviser.

(6) I understand and acknowledge that if I violate any provision of the Compliance Manual, I will be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (a) a warning; (b) disgorgement of profits; (c) imposition of a fine, which may be substantial; (d) demotion, which may be substantial; (e) suspension of employment, with or without pay; (f) termination of employment; or (g) referral to civil or governmental authorities for possible civil or criminal prosecution. I further understand that, to the extent I would otherwise be eligible for a discretionary bonus, if I violate the Compliance Manual this may reduce or eliminate the discretionary portion of my bonus.

Signature

Name

Date

Appendix II

MAGNETAR CAPITAL LLC

INITIAL REPORT OF SECURITIES ACCOUNTS

In accordance with Magnetar policies and procedures, please indicate whether you maintain securities accounts over which you have influence or control and/or in which any securities are held for which you have Beneficial Ownership1 (“Securities Accounts”). Securities Accounts include accounts of any kind held at a broker, bank, investment advisor, or money manager.

☐	I do maintain Securities Accounts.

☐	I do not maintain Securities Accounts.

If you indicated above that you do maintain Securities Accounts, please (1) complete the Personal Trading Account and/or Related Trading Account letters of direction (enclosed), (2) provide the information in the following table (use additional paper if necessary), and (3) attach a copy of the most recent account statement listing holdings for each account identified below.

Account Name	Broker/Institution Name	Account Number	Broker/Institution’s Address	Is this a Managed Account? (Yes/No)	Is this former employer 401(k)? (Yes/No)

A Managed Account is an account that is independently managed by a 3rd party on a fully discretionary basis for which you do not exercise direct or indirect influence or control on the investment making decisions. A former employer 401(k) must still be held at the plan administrator and not rolled over into a brokerage account.

I certify that this form is accurate and complete, and I have attached statements (if any) for all of my Securities Accounts.

Signature

Name

Date

[1]

You will be considered to have “Beneficial Ownership” in a Security if: (i) you have a Pecuniary Interest in the Security; (ii) you have voting power with respect to the Security, meaning the power to vote or direct the voting of the Security; or (iii) you have the power to dispose, or direct the disposition of, the Security. You will be considered to have a “Pecuniary Interest” in a security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle: (i) ordinarily, you will be deemed to have a “Pecuniary Interest” in all Securities owned by members of your Immediate Family who share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a “Pecuniary Interest” in all Securities held by the partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a “Pecuniary Interest” in all Securities held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity Securities through the exercise or conversion of a derivative Security, you will be deemed to have a Pecuniary Interest in the Securities, whether or not your right is presently exercisable; (v) if you are the sole member or a manager of a limited liability company, you will be deemed to have a Pecuniary Interest in the Securities held by the limited liability company; and (vi) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all Securities held M-24 by that trust.

Appendix III

MAGNETAR CAPITAL LLC

QUARTERLY TRANSACTION REPORT

Calendar Quarter: _____________

The undersigned certifies that the following, and any documents attached hereto, is a complete list of all transactions of Reportable Securities that occurred during the calendar quarter cited above, in which the undersigned had, or as a result of the transaction acquired, Beneficial Ownership. This report should be filed NO LATER THAN 30 CALENDAR DAYS following the end of each calendar quarter.

Trade Date	Buy/Sell	Security Description	Security Symbol/CUSIP	Quantity	Price	Net Value	Account Name/ Broker Name

Attach additional paper as needed.

Signature

Name

Date

MAGNETAR CAPITAL LLC

QUARTERLY POSITION REPORT

Calendar Quarter: ______________

The undersigned certifies that the following, and any documents attached hereto, is a complete list of all Reportable Securities positions held during the calendar quarter cited above, in which the undersigned had Beneficial Ownership. This report should be filed NO LATER THAN 30 CALENDAR DAYS following the end of each calendar quarter.

Security Description	Security Symbol/CUSIP	Quantity Held	Net Value	Account Name/ Broker Name

Attach additional paper as needed.

Signature

Name

Date

Appendix IV

MAGNETAR CAPITAL LLC

PERSONAL TRADING ACCOUNT LETTER OF DIRECTION

To Whom This May Concern:

I,_______________________(print name), currently maintain an investment account with your institution, and hereby request that duplicate trade confirmations and monthly account statements be disseminated to, Magnetar Capital LLC, at the following address:

Attn: Chief Compliance Officer

Magnetar Capital LLC

1603 Orrington Avenue, 13th Floor

Evanston, IL 60201

OR

ComplianceStaff@Magnetar.com

If you should have any questions, please do not hesitate to contact me or Magnetar’s Compliance Department (ComplianceStaff@Magnetar.com). Thank you for your cooperation.

Sincerely,

Signature

Name

Date

Phone

Appendix V

MAGNETAR CAPITAL LLC

RELATED TRADING ACCOUNT

LETTER OF DIRECTION

To Whom This May Concern:

I,___________________(print your name), currently maintain an investment account with your institution. Due to my relationship with _________________(print Magnetar personnel’s name), who is an employee/consultant/contractor of Magnetar Capital LLC, I hereby request that duplicate trade confirmations and monthly account statements be disseminated to the following address:

Attn: Chief Compliance Officer

Magnetar Capital LLC

1603 Orrington Avenue, 13th Floor

Evanston, IL 60201

If you should have any questions, please do not hesitate to contact me or Magnetar’s Compliance Department (ComplianceStaff@Magnetar.com). Thank you for your cooperation.

Sincerely,

Signature

Name

Date

Phone

Appendix VI

MAGNETAR CAPITAL LLC

INITIAL REPORT OF PRIVATE INVESTMENTS

In accordance with Magnetar policies and procedures, please indicate whether you maintain private investments over which you have influence or control and in which any private investments are held for which you have a Beneficial Ownership2. The term private investment is typically defined as an intangible investment and is very broadly construed by Magnetar. Examples of private investments may include equity in a business or company, a loan to a business or company or an investment in a hedge fund or limited partnership. For purposes of this disclosure, private investments also include any publicly traded security that is held outside a broker account, such as stock certificates held in your home or in a safe deposit box. Examples of investments that generally are not considered private investments are your primary residence, vacation home, automobiles, artwork, jewelry, antiques, stamps, and coins.

☐	I do maintain private investments.

☐	I do not maintain private investments.

If you indicated above that you do maintain private investments, please provide the information in the following table (use additional paper if necessary):

Description of Private Investment	Value of Private Investment and Approximate Acquisition Date	Nature of Business / Investment	Participation Type (e.g., limited partner, lender, owner, etc.)	Does the private investment involve a company that has publicly traded debt or equity? (Yes/No)

I certify that this form and any attachments are accurate and complete and constitute all of my private investments.

Signature

Name

Date

[2]

You will be considered to have “Beneficial Ownership” in an investment if: (i) you have a Pecuniary Interest in the investment; (ii) you have voting power with respect to the investment, meaning the power to vote or direct the voting of the investment; or (iii) you have the power to dispose, or direct the disposition of, the investment. You will be considered to have a “Pecuniary Interest” in an investment if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the investment. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle: (i) ordinarily, you will be deemed to have a “Pecuniary Interest” in all investments owned by members of your Immediate Family who share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a “Pecuniary Interest” in all investments held by the partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a “Pecuniary Interest” in all investments held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity security through the exercise or conversion of a derivative investment, you will be deemed to have a Pecuniary Interest in the investment, whether or not your right is presently exercisable; (v) if you are the sole member or a manager of a limited liability company, you will be deemed to have a Pecuniary Interest in the investments held by the limited liability company; and (vi) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a Pecuniary Interest in all investments held by that trust.

Appendix VII

MAGNETAR CAPITAL LLC

INITIAL REPORT OF OUTSIDE BUSINESS ACTIVITIES

In accordance with Magnetar policies and procedures, please indicate whether you engage in any outside business activities. Outside business activities include, but are not limited to, serving as owner, partner, trustee, officer, director, finder, referrer, or employee of another business organization for compensation, or any activity for compensation outside my usual responsibilities at Magnetar.3

☐	I do engage in outside business activities

☐	I do not engage in any outside business activities

If you indicated above that you do engage in outside business activities, please complete the following table (use additional paper if necessary):

Name of Business Entity	Summary of Outside Business Activity, including Position or Title and Primary Duties	Summary of Compensation (in any form)	Is the Business Entity Related to a Publicly Traded Company? (Yes/No)

I certify that this form and any attachments are accurate and complete and constitute all of my outside business activities.

Signature

Name

Date

[3]	Compensation includes salaries, director’s fees, referral fees, stock options, finder’s fees, and anything of present or future value.